Exhibit 99.1

      SOMANETICS REPORTS RECORD NET REVENUES AND NET INCOME FOR FISCAL 2004

    * Fourth quarter net revenues climbed 32 percent to a record $3.8 million, led by a 46 percent increase in U.S. net revenues.
    * Fourth quarter net income before taxes increased 137 percent to a record $764,379.
    * Fiscal 2004 net revenues increased 35 percent to a record $12.6 million, led by a 42 percent increase in U.S. revenues.
    *  Fiscal 2004 net income before taxes was a record $2.0 million.
    *  Gross margins increased to 85 percent in the fourth quarter of 2004.
    * Somanetics recognized a $6.7 million tax benefit bringing net income for fiscal 2004 to $8.7 million, or $0.77 per diluted share.

    TROY, Mich., Jan. 13 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) reported record financial results for the fourth fiscal quarter and year ended November 30, 2004.

    "Clinical results were presented in 2004 that support the value proposition for our INVOS Cerebral Oximeter," said Bruce Barrett, Somanetics' president and chief executive officer. "Based on our fourth quarter results, it is clear that this clinical data is beginning to resonate in the marketplace. We achieved another record quarter of INVOS System sales, driven by a strong U.S. contribution. We believe our investments in our direct and independent sales channels, and the effect of the clinical data showing the benefits of the use of the INVOS System in cardiac surgery positively impacted our fourth quarter sales. We also exceeded our expectations for profitability in the year based on higher average selling prices and control over operating expenses."

    Fourth Quarter Results
    Fourth quarter 2004 net revenues increased 32 percent to $3.8 million from $2.9 million in the same period of 2003. U.S. net revenues increased 46 percent to $3.1 million from $2.1 million in the same period of 2003. International net revenues were $702,335 compared with $758,534 in the fourth quarter of 2003.

    Somanetics reported record fourth quarter net income before taxes of $764,379, an increase of 137 percent from net income before taxes of $321,955 in the fourth quarter of 2003.

    Gross margins increased to 85 percent, from 79 percent in the fourth quarter of 2003.

    Fiscal 2004 Results
    For the fiscal year ended November 30, 2004, net revenues increased 35 percent to $12.6 million from $9.4 million a year ago. U.S. net revenues increased 42 percent to $10.5 million and international net revenues increased 8 percent over fiscal 2003 levels to $2.1 million.

    Fiscal 2004 net income before taxes was $2.0 million, compared with $72,586 in fiscal 2003. Somanetics recognized a deferred tax asset of approximately $6.7 million related to expected future tax benefits of net operating loss carryforwards, in accordance with required accounting guidance. The effect of recognizing this asset on the balance sheet is to also create a non-cash tax benefit on the income statement for 2004, bringing net income to approximately $8.7 million or $0.77 per diluted share.

    Fiscal 2004 gross margins increased to 84 percent from 77 percent in fiscal 2003. Somanetics exited fiscal 2004 with a cash balance of $7.1 million.

    Recent Highlights
    Fiscal 2004 was highlighted by significant achievements in the areas of clinical data, operations and sales and marketing programs:

    * In May, clinical results were presented showing substantially reduced adverse outcomes when the INVOS Cerebral Oximeter was used in cardiac surgery. The study was the first prospective, randomized clinical trial using the INVOS Cerebral Oximeter to monitor and manage regional brain blood oxygen saturation of cardiac surgery patients.
    * Results from a large retrospective review of 2,279 cardiac surgery patients published in October showed a 50 percent reduction in the incidence of permanent stroke and a reduced length of hospital stay when the INVOS System was used.
    * A co-promotion relationship was established with Fresenius' Extracorporeal Alliance to facilitate the adoption of the INVOS System in 170 cardiac centers where Fresenius provides contract perfusion services. Fresenius' clinical staff demonstrates the benefits of the INVOS System and educates the cardiac surgery team and hospital administrators about the importance of monitoring cerebral oxygen levels during open heart surgery.
    * Somanetics' direct U.S. sales team more than doubled in size from seven to 16.
    * The average selling price for disposable SomaSensors in the U.S. market increased 22 percent.
    * The cost to manufacture the disposable SomaSensor was reduced by 38 percent.
    * In October, the five-year results of a 13-center, 1,198-patient study evaluating the safety and effectiveness of Surgical Ventricular Restoration -- the operation in which Somanetics' CorRestore System is used -- were reported in the Journal of the American College of Cardiology. Positive outcomes included a dramatic improvement in ejection fraction and ventricular volume, low (five percent) operative mortality, an overall five-year survival rate of 69 percent and low re-hospitalization rates in a high-risk population.

    Fiscal 2005 Business Outlook
    "We enter 2005 with substantial momentum," said Barrett. "We expect to benefit from the presentation and publication of additional positive clinical data, which will continue to raise awareness of the advantages of the INVOS System, particularly in pediatric and adult cardiac surgery. This year we also expect to benefit from our ongoing investments in sales and marketing resources, as well as our co-promotion relationship with Fresenius."

    "From a geographic perspective, we currently expect that in 2005 international markets will represent a greater contribution to our overall growth than it did in 2004. In terms of new market initiatives, we are continuing our research and development programs and clinical research efforts to prepare to expand the application of our INVOS System into the pediatric and neonatal intensive care units, and the population of elderly, diabetic patients undergoing major surgeries of all types," said Barrett.

    Somanetics' financial guidance for fiscal year 2005 is based on current estimates. Somanetics undertakes no obligation to update its estimates. Somanetics is currently forecasting:

    * Fiscal 2005 net revenues to increase approximately 40 to 45 percent over 2004.
    * Fiscal 2005 net income before taxes in the range of $3.4 million to $3.6 million, an increase of 70 percent to 80 percent over 2004.
    *  Fiscal 2005 gross margins of approximately 87 percent.
    * Approximately $10 million in cash and cash equivalents at year-end fiscal 2005.
    * While we will pay no income taxes for fiscal 2005, beginning in the first quarter of 2005 we will be recognizing income tax expense at an estimated effective rate of 35 percent on our statements of operations. As 2005 progresses and we assess our plans for future years we will review the appropriateness of recognizing additional deferred tax assets.

    About Somanetics
    Somanetics develops and markets two medical devices that offer solutions to help meet critical medical needs. The INVOS(R) Cerebral Oximeter holds a unique position in U.S. hospitals as the only noninvasive and continuous monitor of changes in regional brain blood oxygen saturation that is commercially available. The INVOS Cerebral Oximeter guides the surgical team to identify regional brain blood oxygen imbalances and help take corrective action to prevent neurological injuries related to surgery and reduce the cost of care. The CorRestore(R) System is a cardiac implant for use in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, SVR, a treatment for patients with certain types of severe congestive heart failure. Somanetics' web site is http://www.somanetics.com .

    Somanetics to Host Conference Call
    Somanetics will web cast its fiscal 2004 conference call at 11:00 a.m.
(ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2004 Fiscal Year Conference Call" link. The call also will be archived on the website.

    Safe-Harbor Statement
    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2005, expected U.S. and international revenue growth and anticipated investments and co-promotional relationships, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our history of losses, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002, its 2003 Annual Report on Form 10-K filed on January 30, 2004 and its 2004 Form 10-Qs filed on March 30, 2004, July 8, 2004 and October 7, 2004.

                             SOMANETICS CORPORATION

                            STATEMENTS OF OPERATIONS
                 For the Years Ended November 30, 2004 and 2003

                                                     2004            2003
                                                -------------   -------------
                                                                  (Audited)

NET REVENUES                                    $  12,608,615   $   9,360,893
COST OF SALES                                       2,050,253       2,139,827
GROSS MARGIN                                       10,558,362       7,221,066
OPERATING EXPENSES:
    Research, development and engineering             369,106         412,953
    Selling, general and administrative             8,237,401       6,758,637
        Total operating expenses                    8,606,507       7,171,590
OPERATING INCOME                                    1,951,855          49,476
OTHER INCOME:
    Interest income                                    54,721          23,110
        Total other income                             54,721          23,110
INCOME BEFORE INCOME TAXES                      $   2,006,576   $      72,586

INCOME TAX BENEFIT                                  6,700,000              --

NET INCOME                                      $   8,706,576   $      72,586

NET INCOME PER COMMON
SHARE - BASIC                                   $         .89   $         .01

NET INCOME PER COMMON
SHARE - DILUTED                                 $         .77   $         .01

WEIGHTED AVERAGE SHARES
    OUTSTANDING - BASIC                             9,780,104       9,113,854
WEIGHTED AVERAGE SHARES
    OUTSTANDING - DILUTED                          11,323,272       9,466,838

                             SOMANETICS CORPORATION

                                 BALANCE SHEETS

                                                 November 30,    November 30,
                                                     2004            2003
                                                -------------   -------------
                                                                  (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                   $   7,069,542   $   2,239,192
    Accounts receivable                             2,022,544       2,018,615
    Inventory                                         682,910       1,090,261
    Prepaid expenses                                  257,893         123,203
    Deferred tax asset - current                      510,000              --
        Total current assets                       10,542,889       5,471,271
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no-cap sales
     equipment at customers                         1,628,431       1,309,144
    Machinery and equipment                           704,581         762,614
    Furniture and fixtures                            255,044         248,657
    Leasehold improvements                            171,882         171,882
        Total                                       2,759,938       2,492,297
    Less accumulated depreciation and
     amortization                                  (1,675,881)     (1,782,559)
        Net property and equipment                  1,084,057         709,738
OTHER ASSETS:
    Deferred tax asset - non-current                6,190,000              --
    Intangible assets, net                            952,926         959,838
    Other                                              15,000          15,000
        Total other assets                          7,157,926         974,838
TOTAL ASSETS                                    $  18,784,872   $   7,155,847

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                            $     529,097   $     641,232
    Accrued liabilities                               703,109         349,547
        Total current liabilities                   1,232,206         990,779
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Preferred shares; authorized,
     1,000,000 shares of $.01 par value;
     no shares issued or outstanding                       --              --
    Common shares; authorized,
     20,000,000 shares of $.01 par value;
     issued and outstanding, 10,134,782
     shares at November 30, 2004, and
     9,298,669 shares at November 30, 2003            101,378          92,987
    Additional paid-in capital                     62,333,435      59,660,804
    Accumulated deficit                           (44,882,147)    (53,588,723)
        Total shareholders' equity                 17,552,666       6,165,068
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                         $  18,784,872   $   7,155,847

SOURCE  Somanetics Corporation
    -0-                             01/13/2005
    /CONTACT: Mary Ann Victor, Vice President, Communications of Somanetics Corporation, +1-248-689-3050, ext. 204, or Fax: +1-248-689-4272/
    /Web site:  http://www.somanetics.com /